Exhibit 99.2
POSITIVEID CORPORATION
Condensed Consolidated Schedule of Balance Sheet Information
(In thousands)

	March 31,
	2010	December 31,
	(Unaudited)	2009*
Assets
Current assets	$4,911	$6,423
Other assets, goodwill and intangibles	4,090	4,549

Total Assets	$9,001	$10,972

Liabilities and Stockholders’ Equity
Current liabilities	1,666	1,441
Stockholders’ equity	7,335	9,531

Total Liabilities and Stockholders’ Equity	$9,001	$10,972

*Derived from audited financial statements.

POSITIVEID CORPORATION
Unaudited Condensed Consolidated Schedule of Statement of Operations Information
(In thousands, except per share data)
(unaudited)

	For the Three Months Ended
	March 31,
	2010	2009
Revenue	$673	$8
Cost of sales	216	—

Gross profit	457	8

Operating expenses	4,318	1,370

Operating loss	(3,861)	(1,362)
Other income, net	15	12

Net loss	(3,846)	(1,350)
Preferred stock dividend	(114)	—

Net loss attributable to common stockholders	$(3,960)	$(1,350)

Net loss attributable to common shareholders per common share — basic and diluted	$(0.20)	$(0.11)

Weighted average number of shares outstanding — basic and diluted	19,865	12,043